Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the description of our role in the real property valuation process set forth under the heading “December 31, 2024 NAV per share” in this Registration Statement on Form S-11 of Hines Global Income Trust, Inc., and the related prospectus that is a part hereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.
January 30, 2025